                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            JAG MEDIA HOLDINGS, INC.



         The first paragraph of Article FOURTH of the Articles of Incorporation of JAG Media Holdings, Inc. (the "Corporation") is hereby amended to read as follows: The aggregate number of shares which the Corporation shall have the authority to issue is Five Hundred Fifty Million Four Hundred Forty Thousand (550,440,000) of which: (a) Five Hundred Million (500,000,000) shares shall be common stock, par value $0.00001; (b) Four Hundred Forty Thousand (440,000) shares shall be Class B common stock, par value $0.00001, of which (i) Four Hundred Thousand (400,000) shares shall be designated as "Series 2 Class B common stock" and (ii) Forty Thousand (40,000) shares shall be designated as "Series 3 Class B common stock"; and (c) Fifty Million (50,000,000) shares shall be preferred stock, par value 0.00001.